   As Filed with the Securities and Exchange Commission on April 5, 2000
                                                      Registration No. 333-95097
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                        MERCURY INTERACTIVE CORPORATION
             (Exact name of Registrant as specified in its charter)
                                ---------------

                  Delaware                                       77-0224776
       (State or other jurisdiction of                        (I.R.S. Employer
         incorporation organization)                       Identification Number)

                              1325 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 822-5200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                  AMNON LANDAN
          Chairman of the Board, President and Chief Executive Officer
                              1325 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 822-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                              SUSAN J. SKAER, ESQ.
                         GENERAL COUNSEL ASSOCIATES LLP
                              1891 Landings Drive
                        Mountain View, California 94043
                                 (650) 428-3900

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Title of                       Proposed maximum   Proposed maximum     Amount of
     securities to       Amount to be offering price per aggregate offering registration fee
     be registered        registered      share (1)          price (1)            (2)
--------------------------------------------------------------------------------------------
Common stock, $.002 par
 value.................   775,780(3)       $93.625          $36,316,389        $9,587.53

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculation of the registration fee.

(2) Computed pursuant to Rule 457(c) based upon the average high and low sales prices reported on the Nasdaq National Market for January 14, 2000. The registration fee was previously paid with this Registration Statement and based on 387,892 post-split shares.

(3) Pursuant to Rule 416, all share numbers in this registration statement have been adjusted to reflect the 2-for-1 stock split in the form of a dividend that was paid to Mercury stockholders on February 11, 2000.

                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 387,892 Shares

                        MERCURY INTERACTIVE CORPORATION

                               ----------------

                                  Common Stock

                               ----------------

   This prospectus relates to the public offering, which is not being underwritten, of 387,892 shares of our common stock which is held by some of our current shareholders.

   The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

   Our common stock is quoted on the Nasdaq National Market under the symbol "MERQ." On April 3, 2000, the average of the high and low price for the common stock was $72.25.

   Investing in our common stock involves risks. See the section entitled "Risk Factors" beginning on page 3 of this prospectus for certain risks and uncertainties that you should consider.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is April 6, 2000.

                               TABLE OF CONTENTS

                                                                            PAGE
Where You Can Find More Information........................................   1
The Company................................................................   2
Recent Developments........................................................   2
Risk Factors...............................................................   3
Plan of Distribution.......................................................  11
Selling Shareholders.......................................................  13
Legal Matters..............................................................  15
Experts....................................................................  15

   No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by Mercury or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed March 22, 2000,

     (b) Mercury's Definitive Proxy Statement filed in connection with Mercury's 1999 Annual Meeting of Shareholders;




     (c) The description of Mercury Interactive Common Stock contained in its registration statement on Form 8-A filed September 9, 1993, including any amendments or reports filed for the purpose of updating such descriptions; and

     (d) The description of Mercury's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on July 8, 1996, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Director of Investor Relations
     Mercury Interactive Corporation
     1325 Borregas Avenue
     Sunnyvale, CA 94089
     408-822-5200

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

   Mercury's principal executive offices are located at 1325 Borregas Avenue, Sunnyvale, California 94089 and its telephone number at that address is (408) 822-5200.

                           RECENT DEVELOPMENTS

   On March 22, 2000, Mercury announced that it intended to offer, subject to market and other conditions, $400 million in convertible subordinated notes due 2007 in an offering to qualified institutional investors. As part of the offering, Mercury would grant the initial purchasers a 30-day option to purchase an additional $100 million of notes to cover over-allotments, if any. However, depending upon market conditions, this offering may be delayed or may not consummated at the anticipated size, or at all.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus, including our financial statements and the related notes.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.


   Our future success depends on our ability to respond to rapid market and technological changes by introducing new products and to continually improve the performance, features and reliability of our existing products and respond to competitive offerings. Our business will suffer if we do not successfully respond to rapid technological changes. The market for our software products is characterized by:

  .  rapidly changing technology;

  . frequent introduction of new products and enhancements to existing products by our competitors;

  . increasing complexity and interdependence of Internet related applications;

  .  changes in industry standards and practices; and

  .  changes in customer requirements and demands.

   To maintain our competitive position, we must continue to enhance our existing software testing and application performance management products and to develop new products and services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. The development of new products and services, and enhancement of existing products and services, entail significant technical and business risks and require substantial lead-time and significant investments in product development. If we fail to anticipate new technology developments, customer requirements or industry standards, or if we are unable to develop new products and services that adequately address these new developments, requirements and standards in a timely manner, our products may become obsolete, our ability to compete may be impaired and our revenues could decline.

   We expect our quarterly revenues and operating results to fluctuate, which may cause the price of our stock and the notes to decline. Our revenues and operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. These fluctuations are due to a number of factors, many of which are outside of our control, including:

  .  fluctuations in demand for and sales of our products and services;

  . our success in developing and introducing new products and the timing of new product introductions;

  . our ability to introduce enhancements to our existing products in a timely manner;

  . the introduction of new or enhanced products by our competitors and changes in the pricing policies of these competitors;

  .  the discretionary nature of our customers' purchase and budget cycles;

  . the amount and timing of operating costs and capital expenditures relating to the expansion of our business;

  . deferrals by our customers of orders in anticipation of new products or product enhancements; and

  . the mix of our domestic and international sales, together with fluctuations in foreign currency exchange rates.

   In addition, the timing of our license revenues is difficult to predict because our sales cycles are typically short and can vary substantially from product to product and customer to customer. We base our operating expenses on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations, we could not proportionately reduce operating expenses for that quarter.

   We have experienced seasonality in our revenues and earnings, with the fourth quarter of the year typically having the highest revenue and earnings for the year and higher revenue and earnings than the first quarter of the following year. We believe that this seasonality results primarily from the budgeting cycles of our customers and from the structure of our sales commission program. We expect this seasonality to continue in the future.

   Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. If our operating results are below the expectations of investors or securities analysts, the price of our common stock, and therefore the notes, could decline.

   We expect to face increasing competition in the future, which could cause reduced sales levels and result in price reductions, reduced gross margins or loss of market share. The market for our testing and application performance management products and services is extremely competitive, dynamic and subject to frequent technological changes. There are few substantial barriers to entry in our market. In addition, the rapid growth and use of Internet for e-business is a recent and emerging phenomenon. The Internet lowers the barriers to entry for other companies to compete with us in the testing and application performance management markets. As a result of the increased competition, our success will depend, in large part, on our ability to identify and respond to the needs of potential customers, and to new technological and market opportunities, before our competitors identify and respond to these needs and opportunities. We may fail to respond quickly enough to these needs and opportunities.

   In the market for solutions for testing of applications, our principal competitors include Compuware, Radview, Rational Software, RSW (a division of Teradyne) and Segue Software. In the new and rapidly changing market for application performance management solutions, our competitors include providers of hosted services such as Keynote Systems and Service Metrics (a division of Exodus Communications), and emerging application providers such as Freshwater. In addition, we face potential competition in this market from existing providers of testing solutions such as Segue. Finally, in both the market for testing solutions and the market for application performance management solutions, we face potential competition from established providers of systems and network management software such as BMC Software and Computer Associates.

   The software industry is increasingly experiencing consolidation, and this could increase the resources available to our competitors and the scope of their product offerings. Our competitors and potential competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies or make more attractive offers to distribution partners and to employees.

   If we fail to maintain our existing distribution channels and develop additional channels in the future, our revenues will decline. We derive a substantial portion of our revenues from sales of our products through distribution channels such as system integrators, value-added resellers. We expect that sales of our products through these channels will continue to account for a substantial portion of our revenues for the foreseeable future. We have also entered into private labelling arrangements with ASPs and an enterprise software company who incorporate our products and services into theirs. We may not experience increased revenues from these new channels, which could harm our business.

   The loss of one or more of our system integrators, value-added resellers or ASPs, or any reduction or delay in their sales of our products and services could result in reductions in our revenue in future periods. In addition, our ability to increase our revenue in the future depends on our ability to expand our indirect distribution channels.

Our dependence on indirect distribution channels presents a number of risks, including:

  . each of our system integrators, value-added resellers and ASPs can cease marketing our products and services with limited or no notice and with little or no penalty;

  . our existing system integrators, value-added resellers and ASPs may not be able to effectively sell any new products and services that we may introduce;

  . we may not be able to replace existing or recruit additional system integrators, value-added resellers and ASPs if we lose any of our existing ones;

  . our system integrators, value-added resellers and ASPs also offer competitive products and services from third parties;

  . we may face conflicts between the activities of our indirect channels and our direct sales and marketing activities; and

  . our system integrators, value-added resellers and ASPs may not give priority to the marketing of our products and services as compared to our competitors' products.

   In March 1999, we entered into an agreement with Tivoli Systems, a subsidiary of IBM, for the joint development and marketing of a family of products for enterprise application performance management, incorporating elements of our technology, which would be marketed and sold only by Tivoli. Under this agreement, we agreed that until October 2002, we will not license this technology to any other party for purposes of developing a product similar to any developed under this agreement. In addition, we agreed that until October 2002, we will not enter into technology relationships to create similar products with specified competitors of Tivoli as long as Tivoli continues to agree to pay minimum royalties. These restrictions may limit our ability to enter into new private labelling relationships. In addition, Tivoli may not succeed in developing and selling these new products.

   We depend on strategic relationships and business alliances for continued growth of our business. Our development, marketing and distribution strategies rely increasingly on our ability to form strategic relationships with software and other technology companies. These business relationships often consist of cooperative marketing programs, joint customer seminars, lead referrals and cooperation in product development. Many of these relationships are not contractual and depend on the continued voluntary cooperation of each party with us. Divergence in strategy or change in focus by, or competitive product offerings by, any of these companies may interfere with our ability to develop, market, sell or support our products, which in turn could harm our business. Further, if these companies enter into strategic alliances with other companies or are acquired, they could reduce their support of our products. Our existing relationships may be jeopardized if we enter into alliances with competitors of our strategic partners. In addition, one or more of these companies may use the information they gain from their relationship with us to develop or market competing products.

   If we are unable to manage our growth, our business may be harmed. Since 1991, we have experienced significant annual increases in revenue, employees and number of product and service offerings. This growth has placed and, if it continues, will place a significant strain on our management and our financial, operational, marketing and sales systems. If we cannot manage our growth effectively, our business, competitive position, operating results and financial condition could suffer. Although we are implementing a variety of new or expanded business and financial systems, procedures and controls, including the improvement of our sales and customer support systems, the implementation of these systems, procedures and controls may not be completed successfully, or may disrupt our operations. Any failure by us to properly manage these transitions could impair our ability to attract and service customers and could cause us to incur higher operating costs and experience delays in the execution of our business plan.

   The success of our business depends on the efforts and abilities of our senior key personnel. We depend on the continued services and performance of our senior management and other key personnel. We do not have long term employment agreements with any of our key personnel. The loss of any of our executive officers or other key employees could hurt our business.

   If we cannot hire qualified personnel, our ability to manage our business, develop new products and increase our revenues will suffer. We believe that our ability to attract and retain qualified personnel at all levels in our organization is essential to the successful management of our growth. In particular, our ability to achieve revenue growth in the future will depend in large part on our success in expanding our direct sales force and in maintaining a high level of technical consulting, training and customer support. There is substantial competition for experienced personnel in the software and technology industry. If we are unable to retain our existing key personnel or attract and retain additional qualified individuals, we may from time to time experience inadequate levels of staffing to perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers.

   We depend on our international operations for a substantial portion of our revenues. Sales to customers located outside the United States have historically accounted for a significant percentage of our revenue and we anticipates that such sales will continue to be a significant percentage of our revenue. As a percentage of our total revenues, sales to customers outside the United States were approximately 34% in 1999, 35% in 1998 and 36% in 1997. In addition, we have substantial research and development operations in Israel. We face risks associated with our international operations, including:

  .  changes in taxes and regulatory requirements;

  .  difficulties in staffing and managing foreign operations;

  .  reduced protection for intellectual property rights in some countries;

  .  the need to localize products for sale in international markets;

  .  longer payment cycles to collect accounts receivable in some countries;

  . seasonal reductions in business activity in other parts of the world in which we operate;

  .  political and economic instability; and

  .  economic downturns in international markets.

   Any of these risks could harm our international operations and cause lower international sales. For example, some European countries already have laws and regulations related to technologies used on the Internet that are more strict than those currently in force in the United States. Any or all of these factors could cause our business to be harmed.

   Because our research and development operations are primarily located in Israel, we may be affected by volatile economic, political and military conditions in that country and by restrictions imposed by that country on the transfer of technology. Our operations depend on the availability of highly-skilled and relatively low-cost scientific and technical personnel in Israel. Our business also depends on trading relationships between Israel and other countries. In addition to the risks associated with international sales and operations generally, our operations could be adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners were interrupted or curtailed.

   These risks are compounded due to the restrictions on our ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel, without the prior written consent of the government of Israel. If we are unable to obtain the consent of the government of Israel, we may not be able to take advantage of strategic manufacturing and other opportunities outside of Israel. We have, in the past, obtained royalty-bearing grants from various Israeli government agencies. In addition, we participate in special Israeli government programs that provide significant tax advantages. The loss of or any material decrease in these tax benefits could negatively affect our financial results.

   We are subject to the risk of increased taxes. We have structured our operations in a manner designed to maximize income in Israel where tax rate incentives have been extended to encourage foreign investment. Our taxes could increase if these tax rate incentives are not renewed upon expiration or tax rates applicable to us are increased. Tax authorities could challenge the manner in which profits are allocated among us and our subsidiaries, and we may not prevail in any such challenge. If the profits recognized by our subsidiaries in jurisdictions where taxes are lower became subject to income taxes in other jurisdictions, our worldwide effective tax rate would increase.

   Our financial results may be negatively impacted by foreign currency fluctuations. Our foreign operations are generally transacted through our international sales subsidiaries. As a result, these sales and related expenses are denominated in currencies other than the U.S. Dollar. Because our financial results are reported in U.S. Dollars, our results of operations may be harmed by fluctuations in the rates of exchange between the U.S. Dollar and other currencies, including:

  . a decrease in the value of Pacific Rim or European currencies relative to the U.S. Dollar, which would decrease our reported U.S. Dollar revenue, as we generate revenues in these local currencies and report the related revenues in U.S. Dollars; and

  . an increase in the value of Pacific Rim, European or Israeli currencies relative to the U.S. Dollar, which would increase our sales and marketing costs in these countries and would increase research and development costs in Israel.

   We attempt to limit foreign exchange exposure through operational strategies and by using forward contracts to offset the effects of exchange rate changes on intercompany trade balances. This requires us to estimate the volume of transactions in various currencies. We may not be successful in making these estimates. If these estimates are overstated or understated during periods of currency volatility, we could experience material currency gains or losses.

   Our ability to successfully implement our business strategy depends on the continued growth of the Internet. In order for our business to be successful, the Internet must continue to grow as a medium for conducting business. However, as the Internet continues to experience significant growth in the number of users and the complexity of Web-based applications, the Internet infrastructure may not be able to support the demands placed on it or the performance or reliability of the Internet might be adversely affected. Security and privacy concerns may also slow the growth of the Internet. Because our revenues ultimately depend upon the Internet generally, our business may suffer as a result of limited or reduced growth.

   Our recent acquisition and any future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert the attention of our management. We have acquired, and in the future we may acquire or make investments in other companies with similar products and technologies. For example, in November 1999, we completed our acquisition of Conduct Ltd. In the event of any future acquisitions or investments, we could:

  . issue stock that would dilute the ownership of our then-existing stockholders;

  .  incur debt;

  .  assume liabilities;

  . incur amortization expense related to goodwill and other intangible assets; or

  .  incur large write-offs.

   If we fail to achieve the financial and strategic benefits of past and future acquisitions, our operating results will suffer. Acquisitions and investments involve numerous other risks, including:

  . difficulties integrating the acquired operations, technologies or products with ours;

  .  failure to achieve targeted synergies;

  .  unanticipated costs and liabilities;

  .  diversion of management's attention from our core business;

  . adverse effects on our existing business relationships with suppliers and customers or those of the acquired organization;

  . difficulties entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of the acquired organizations.

   The price of our common stock may fluctuate significantly, which may result in losses for investors and possible lawsuits. The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended March 31, 2000, the closing prices of our common stock as reported on the Nasdaq National Market ranged from a high of $132.13 to a low of $10.94. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

  .  actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or our competitors;

  .  announcements relating to strategic relationships or acquisitions;

  . changes in financial estimates or other statements by securities analysts;

  .  changes in general economic conditions;

  .  conditions or trends affecting the software industry and the Internet;
     and

  . changes in the economic performance and/or market valuations of other software and high-technology companies.

   Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

   In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of software or Internet software companies could depress our stock price regardless of our operating results.

   If we fail to adequately protect our proprietary rights and intellectual property, we may lose a valuable asset, experience reduced revenues and incur costly litigation to protect our rights. We rely on a combination of patents, copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in our products and services. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase.

   In many cases, we enter into confidentiality or license agreements with our employees and consultants and with the customers and corporations with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

   Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could seriously harm our business.

   Third parties could assert that our products and services infringe their intellectual property rights, which could expose us to litigation that, with or without merit, could be costly to defend. We may from time to time be subject to claims of infringement of other parties' proprietary rights. We could incur substantial costs in defending ourselves sand our customers against these claims. Parties making these claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell our products in the United States and abroad and could result in an award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain licenses from third parties, develop alternative technology or to alter our products or processes or cease activities that infringe the intellectual property rights of third parties. If we are required to obtain licenses, we cannot be sure that we will be able to do so at a commercially reasonable cost, or at all. Defense of any lawsuit or failure to obtain required licenses could delay shipment of our products and increase our costs. In addition, any such lawsuit could result in our incurring significant costs or the diversion of the attention of our management.

   Defects in our products may subject us to product liability claims and make it more difficult for us to achieve market acceptance for these products, which could harm our operating results. Our products may contain errors or "bugs" that may be detected at any point in the life of the product. Any future product defects discovered after shipment of our products could result in loss of revenues and a delay in the market acceptance of these products that could adversely impact our future operating results.

   In selling our products, we frequently rely on "shrink wrap" or "click wrap" licenses that are not signed by licensees. Under the laws of various jurisdictions, the provisions in these licenses limiting our exposure to potential product liability claims may be unenforceable. We currently carry errors and omissions insurance against such claims, however, we cannot assure you that this insurance will continue to be available on commercially reasonable terms, or at all, or that this insurance will provide us with adequate protection against product liability and other claims. In the event of a products liability claim, we may be found liable and required to pay damages which would seriously harm our business.

   We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company, including an acquisition that would be beneficial to our stockholders. Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no present plans to issue shares of preferred stock. Furthermore, certain provisions of our Certificate of Incorporation and of Delaware law may have the effect of delaying or preventing changes in our control or management, which could adversely affect the market price of our common stock.

   Leverage and debt service obligations may adversely affect our cash flow. If we complete the currently proposed offering of up to $500,000,000 principal amount of convertible subordinated notes, we will have a substantial amount of outstanding indebtedness, primarily the notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. Our leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures; and

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

                              PLAN OF DISTRIBUTION

   Mercury is registering all 775,780 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Conduct, Ltd. Conduct Ltd. is now our wholly-owned subsidiary. Mercury will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the Selling Shareholders) may sell the shares from time to time. The Selling Shareholders will act independently of Mercury in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

  . an exchange distribution in accordance with the rules of such exchange,

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

  . in privately negotiated transactions.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

   The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Mercury that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Mercury will make copies of this prospectus available to the Selling Shareholders and has informed the of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   Mercury will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  . the name of each such Selling Shareholder and of the participating broker-dealer(s),

  . the number of shares involved,

  . the price at which such shares were sold,

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  . other facts material to the transaction.

   Mercury will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

   The table below lists the selling shareholders, the number of shares of Mercury common stock which each owned prior to the offering, the number of shares of Mercury common stock subject to sale pursuant to this prospectus, and the number of the shares of Mercury common stock which each would own assuming that such number of shares were offered and assuming the sale of all such shares permitted to be sold.

                                 Shares         Shares to be         Shares
                           Beneficially Owned   Sold in the    Beneficially Owned
Selling Shareholders (1)  Prior to Offering (2) Offering (2) After the Offering (2)
------------------------  --------------------- ------------ ----------------------
Isaac Appelbaum.........           1,168            1,168               0
 837 Longridge Road
 Oakland, CA 94610
Sharon Azulai...........          51,680           51,680               0
 1035 Aster Avenue #2198
 Sunnyvale, CA 94086
David Barzilai..........          51,680           51,680               0
 923 Kintyre Way
 Sunnyvale, CA 94087
David J. Blumberg.......           7,280            7,280               0
 580 Howard Street #401
 San Francisco, CA
 94105-3002
Cassin 1997 Charitable
 Trust..................          11,644           11,644               0
 UTA dated 1/28/97
 Brendan Joseph Cassin,
 Trustee
 3000 Sand Hill Road
 Suite 3-210
 Menlo Park, CA 94025
The Cassin Foundation...           9,316            9,316               0
 Attn: Brendan Joseph
 Cassin
 3000 Sand Hill Road
 Suite 3-210
 Menlo Park, CA 94025
Donald L. Lucas.........          30,018           30,018               0
 SUCCTTEE, Donald L.
 Lucas Profit
 Sharing Trust DTD 1-1-
 84
 3000 Sand Hill Road
 Suite 3-210
 Menlo Park, CA 94025
Forval Creative, Inc....         117,394          117,394               0
  5-52-2 Jingumae
 Shibuya-ku
 Tokyo 150-0001
 Japan
Investec Clali Trust
 Company Ltd............             472              472               0
 C/o Iris Shlevin
 29 Yavne Street
 Tel Aviv, Israel

                                 Shares         Shares to be         Shares
                           Beneficially Owned   Sold in the    Beneficially Owned
Selling Shareholders (1)  Prior to Offering (2) Offering (2) After the Offering (2)
------------------------  --------------------- ------------ ----------------------
Ran Levy................         53,970            53,970               0
 Palmah Street 8
 Herzliya 46793
 Israel
RWI Group II, L.P.......         55,638            55,638               0
 c/o Mr. Donald A. Lucas
 720 University Avenue
 # 103
 Palo Alto, CA 94301
Sand Hill Financial
 Company................         23,290            23,290               0
 3000 Sand Hill Road
 # 3-210
 Menlo Park, CA 94025
Santa Clara University..          4,658             4,658               0
 c/o Paul Locatelli,
 S.J.
 President
 500 El Camino Real
 Santa Clara, CA 95053
Susan J. Skaer Esq. (FBO
 Sharon Azulai).........         26,280            26,280               0
 c/o General Counsel
 Associates LLP
 1891 Landings Drive
 Mountain View, CA 94043
Susan J. Skaer Esq. (FBO
 David Barzilai)........         26,280            26,280               0
 c/o General Counsel
 Associates LLP
 1891 Landings Drive
 Mountain View, CA 94043
Tida Shamir.............          2,644             2,644               0
 3A Jabotinsky Street
 Diamond Tower, 25th
 Floor
 Ramat-Gan 52520
 Israel
St. Francis Growth
 Fund...................          2,328             2,328               0
 c/o Kevin Makley
 1885 Miramonte Avenue
 Mountain View, CA 94040
Saint Mary's College of
 California.............          2,328             2,328               0
 c/o Mr. William McCleod
 P.O. Box 3554
 Moraga, CA 94575
Silicon Valley
 Bancshares.............          3,916             3,916               0
 Attn: Pete Lopez
 Silicon Valley Bank
 3003 Tasman Drive
 Santa Clara, CA 95054

                                 Shares        Shares to be        Shares
                           Beneficially Owned  Sold in the   Beneficially Owned
Selling Shareholders (1)  Prior to Offering(2) Offering(2)  After the Offering(2)
------------------------  -------------------- ------------ ---------------------
Gil Sudai...............          3,544            3,544               0
 347 Fern Street
 San Francisco, CA 94109
Telos Venture Partners
 L.P....................        213,556          213,556               0
 c/o Mr. Bruce Bourbon
 2350 Mission College
 Blvd.
 Suite 1070
 Santa Clara, CA 95054
Teton Capital Company...         62,886           62,886               0
 c/o Mr. Donald L. Lucas
 3000 Sand Hill Road
 # 3-210
 Menlo Park, CA 94025
Roy Twersky.............          5,634            5,634               0
 1040 Dolores Street
 Apt. 202
 San Francisco, CA 94110
Unicycle Trading
 Company................          5,848            5,848               0
 c/o Michael Chasalow
 2938 Wicklow Road
 Los Angeles, CA 90064
Bert L. Zaccaria........          2,328            2,328               0
 3000 Sand Hill Road
 # 3-210
 Menlo Park, CA 94025
Totals..................        775,780          775,780               0

--------
(1) The selling shareholders each own less than 1% of the outstanding shares of common stock of Mercury. The selling shareholders are former shareholders of Conduct, Ltd.

(2) All share numbers in this table have been adjusted to reflect the 2-for-1 stock split in the form of a dividend that was paid to Mercury stockholders on February 11, 2000.

                                 LEGAL MATTERS

   Counsel for Mercury, General Counsel Associates LLP, 1891 Landings Drive, Mountain View, California 94043, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Mercury Interactive Corporation for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                        MERCURY INTERACTIVE CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other Expenses of Issuance and Distribution.*

   The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and National Association of Securities Dealers fees are estimates.

   Registration fee--Securities and Exchange Commission............. $ 9,587.53
   National Association of Securities Dealers fees..................   8,160.00
   Accounting fees..................................................  10,000.00
   Legal fees.......................................................  10,000.00
   Miscellaneous....................................................   3,000.00
                                                                     ----------
     Total.......................................................... $40,747.53

--------
* Represents expenses relating to the distribution by the selling shareholders pursuant to the prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by Mercury on behalf of the selling shareholders.

Item 15 Indemnification of Directors and Officers.

   As permitted by the Delaware General Corporation Law, Mercury has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of Mercury provide that Mercury is required to indemnify its officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and Mercury is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Mercury has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require Mercury, among other things, to idemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Mercury believes that its charter provisions and indemnification agreements are necessary to attract and retan qualified persons as directors and officers. Mercury understands that the staff of the Securities and Exchange Commission is of the opinion that statutory charter and contractual provisions as are described above have no effect on claims arising under the federal securities law.

Item 16 Exhibits.

  Exhibit
  Number
  -------
  4.1(/1/) Certificate of Amendment of Restated Certificate of Incorporation of
           Registrant
  5.1(/1/) Opinion of General Counsel Associates LLP
 23.1      Consent of Independent Accountants
 23.2(/1/) Consent of General Counsel Associates LLP (Included in Exhibit 5.1)
 24.1(/1/) Power of Attorney (contained on Page II-3)

--------
(1) Previously filed with the Registration Statement on Form S-3 (No. 333-
    95097).

Item 17 Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mercury Interactive Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on April 4, 2000.

                                          Mercury Interactive Corporation

                                                             *
                                          By: _________________________________
                                                    Sharlene Abrams,
                                              Vice President of Finance and
                                                     Administration,
                                               Chief Financial Officer and
                                                        Secretary

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              SIGNATURES                              TITLE                     DATE
              ----------                              -----                     ----
                  *                    President, Chief Executive Officer   April 4, 2000
 ____________________________________  and Chairman of the Board of
            (Amnon Landan)             Directors (Principal Executive
                                       Officer)
                  *                    Vice President of Finance and        April 4, 2000
 ____________________________________  Administration and Chief Financial
          (Sharlene Abrams)            Officer (Principal Financial and
                                       Accounting Officer) and Secretary
                  *                    Director                             April 4, 2000
 ____________________________________
            (Igal Kohavi)
                  *                    Director                             April 4, 2000
 ____________________________________
            (Yair Shamir)
                  *                    Director                             April 4, 2000
 ____________________________________
            (Giora Yaron)
        /s/ Susan J. Skaer
*By: _________________________________
            Susan J. Skaer
           Attorney-in-Fact

                        MERCURY INTERACTIVE CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                               April 5, 2000

                               INDEX TO EXHIBITS

 Exhibit
 Number
 -------
 23.1    Consent of Independent Accountants.